Exhibit 99.1

1999 Bryan Street, Suite 1200

Dallas, Texas 75201

1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	December 1, 2016

Jacobs Engineering Group Inc. Announces Initiation of Dividend Program

DALLAS, TEXAS—Jacobs Engineering Group Inc. (NYSE:JEC) today announced that its Board of Directors has approved the initiation of a cash dividend program under which we intend to pay a regular quarterly dividend yielding approximately 1% per year starting in 2017. Future dividend payments are subject to review and approval by the Board of Directors.

“Our efforts to reorganize and restructure are transforming Jacobs and reenergizing the business. By levering our strong foundation, implementing a set of strategic imperatives, and executing our capital deployment in a disciplined manner, we expect to drive strong shareholder returns,” said Steve Demetriou, Jacobs Chairman & CEO. “We believe the initiation of a dividend demonstrates our commitment to enhancing shareholder value and underscores our positive outlook for our future performance.”

About Jacobs Engineering Group

Jacobs is one of the world’s largest and most diverse providers of full-spectrum technical, professional and construction services for industrial, commercial and government organizations globally. The company employs over 54,000 people and operates in more than 25 countries around the world. For more information, visit www.jacobs.com.

Statements made in this press release that are not based on historical fact are forward-looking statements. Such statements include, but are not limited to, Jacobs’ objectives regarding shareholder returns and Jacobs’ intention to begin paying cash dividends. The Board of Directors may modify or revoke the dividend program at any time and authorization of dividends will be at the discretion of the Board and will depend on a variety of factors deemed relevant by the Board at the time. Although the forward-looking statements included herein are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the period ended September 30, 2016, and in particular the discussions contained under Item 1 – Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as the Company’s other filings with the SEC. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

For additional information contact:

Kevin C. Berryman

Executive Vice President and Chief Financial Officer

214-583-8500

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